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                                                                      EXHIBIT 21




                   SUBSIDIARIES OF VARSITY SPIRIT CORPORATION


Varsity Spirit Fashions & Supplies, Inc., a Minnesota corporation.

International Logos, Inc., a Tennessee corporation.

Varsity/Intropa Tours, Inc., a Tennessee corporation.

Varsity USA, Inc., a Tennessee corporation.